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                                                      REGISTRATION NO. 333-75386

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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           --------------------------
                                META GROUP, INC.

             (Exact Name of Registrant as Specified in Its Charter)

                   DELAWARE                                        06-0971675
         (State or other Jurisdiction                           (I.R.S. Employer
       of Incorporation or Organization)                     Identification Number)

                                208 HARBOR DRIVE
                        STAMFORD, CONNECTICUT 06912-0061
                                 (203) 973-6700
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                           --------------------------

                                  DALE KUTNICK
                            CHIEF EXECUTIVE OFFICER
                                META GROUP, INC.
                                208 HARBOR DRIVE
                        STAMFORD, CONNECTICUT 06912-0061
                                 (203) 973-6700
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)
                           --------------------------

                                    COPY TO:

                              BRUCE J. GROBE, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                META GROUP, INC.
                                208 HARBOR DRIVE
                        STAMFORD, CONNECTICUT 06912-0061
                                 (203) 973-6700

                                      AND

                             MARK J. MACENKA, ESQ.
                        TESTA, HURWITZ & THIBEAULT, LLP
                       HIGH STREET TOWER, 125 HIGH STREET
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 248-7000
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


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                             SUBJECT TO COMPLETION


                                   PROSPECTUS

                                1,604,748 SHARES

                                META GROUP, INC.

                                  COMMON STOCK
                               ------------------

    The selling stockholders identified in this prospectus are offering for sale up to 1,604,748 shares of our common stock. The selling stockholders have indicated that sales of their shares may be made by the methods described in the section entitled "Plan of Distribution" in this prospectus.

    The selling stockholders include First Albany Corporation, an investment banking firm affiliated with George C. McNamee, a director of META Group; JMI Equity Fund IV, L.P., JMI Equity Fund IV (AI), L.P., JMI Euro Equity Fund IV, L.P. and JMI Equity Side Fund, L.P., venture capital limited partnerships affiliated with Harry Gruner, a director of META Group; and Ardent Research Partners, LTD and Ardent Research Partners, L.P., a money management firm affiliated with Francis J. Saldutti, a director of META Group (collectively, the "Private Placement Purchasers"). Howard Rubin, META Group's Executive Vice President, a META Research Fellow and a director of META Group, is also offering shares of our common stock for sale in this prospectus. The Private Placement Purchasers acquired their shares directly from us in a private placement that closed on June 28, 2001. Howard Rubin acquired his shares directly from us pursuant to the terms of our acquisition of the assets of Rubin Systems, Inc., a company wholly-owned by Howard Rubin, on October 27, 2000 (the "Rubin Systems Acquisition").

    We will not receive any of the proceeds from the resale of the shares. We agreed to bear substantially all of the expenses in connection with the registration and resale of the shares (other than selling commissions and the fees).


    Our common stock is quoted on the Nasdaq National Market under the symbol "METG." On February 5, 2002, the last reported sale price for our common stock on the Nasdaq National Market was $2.09 per share. Our principal offices are located at 208 Harbor Drive, Stamford, Connecticut 06912, and our telephone number is (203) 973-6700.


    INVESTING IN OUR STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 2 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             ---------------------

    THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THOSE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    PROSPECTIVE INVESTORS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR INFORMATION SPECIFICALLY INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION THAT IS DIFFERENT.

    NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE OF THE SHARES, SHALL CREATE ANY IMPLICATION THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AFTER THE DATE HEREOF.

    THIS PROSPECTUS IS NOT AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS ILLEGAL.

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THE SHARES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SHARES MAY NOT BE SOLD, NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                            ------------------------


                  THE DATE OF THIS PROSPECTUS IS FEBRUARY   , 2002

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                   CONVENTIONS WHICH APPLY IN THIS PROSPECTUS

    References in this prospectus to "we", "our" and "us" refer to META Group, Inc. and our subsidiaries.

    META GROUP(-Registered Trademark-) is our registered trademark. The META GROUP logo-TM-, META-TM-, META DELTAS-TM-, META FAX-TM-, META FLASH-TM- and META TRENDS-TM- are also our trademarks.

                                META GROUP, INC.

    We are a leading independent research and consulting firm focusing on information technology ("IT") and business transformation strategies. Our goal is to deliver objective, consistent, and actionable guidance to enable organizations to innovate more rapidly and effectively. IT user organizations utilize our research, analysis and recommendations to develop and employ cost-effective and revenue enhancing strategies for selecting and implementing timely IT solutions--and for aligning these solutions with business priorities. IT vendors use META Group's products and services for help in product positioning, marketing and market planning, as well as for internal IT decision making.

                                  RISK FACTORS

    FROM TIME TO TIME, INFORMATION PROVIDED BY US OR STATEMENTS MADE BY OUR EMPLOYEES MAY CONTAIN "FORWARD-LOOKING" INFORMATION INVOLVING RISKS AND UNCERTAINTIES. IN PARTICULAR, STATEMENTS CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS THAT ARE NOT HISTORICAL FACTS (INCLUDING BUT NOT LIMITED TO STATEMENTS CONCERNING OPERATING LOSSES, REVENUES, PROFITABILITY, WORKING CAPITAL, CREDIT FACILITY PAYMENTS, INFORMATION TECHNOLOGY INVESTMENT DECISIONS BY CUSTOMERS, CHANGES IN THE SPENDING PATTERNS OF OUR TARGET CLIENTS (INCLUDING BUT NOT LIMITED TO DECREASES IN AND DELAYS OF IT SPENDING AND GENERAL ECONOMIC CONDITIONS AND TIMING OF A RECOVERY), THE MIX OF DOMESTIC VERSUS INTERNATIONAL ADVISORY SERVICE REVENUES, THE PAYMENT OF CONTINGENT CONSIDERATION FOR ACQUISITIONS, THE ISSUANCE OF OPTIONS TO PURCHASE OUR COMMON STOCK, REGISTRATION OF OUR STOCK AND MAINTENANCE OF THE EFFECTIVENESS OF SUCH REGISTRATION STATEMENT), CONSTITUTE FORWARD-LOOKING STATEMENTS AND ARE MADE UNDER THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. YOU CAN IDENTIFY THESE FORWARD-LOOKING STATEMENTS BY OUR USE OF THE WORDS "BELIEVES," "CAN," "ANTICIPATES," "PLANS," "EXPECTS," "MAY," "WILL," "WOULD," "INTENDS," "ESTIMATES" AND SIMILAR EXPRESSIONS, WHETHER IN THE NEGATIVE OR AFFIRMATIVE. OUR ACTUAL RESULTS OF OPERATIONS AND FINANCIAL CONDITION HAVE VARIED AND MAY IN THE FUTURE VARY SIGNIFICANTLY FROM THOSE STATED IN ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, WITHOUT LIMITATION, THE RISKS, UNCERTAINTIES AND OTHER INFORMATION DISCUSSED BELOW. EACH OF THESE FACTORS, AND OTHERS, ARE DISCUSSED FROM TIME TO TIME IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. WE DO NOT ASSUME ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT WE MAKE.


    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IN EVALUATING OUR BUSINESS AND BEFORE YOU DECIDE TO BUY OUR COMMON STOCK, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND THE OTHER DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK WOULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.


WE MAY CONTINUE TO EXPERIENCE LOSSES

    We experienced a net loss of $3.7 million for the quarter ended
September 30, 2001, and a net loss of $4.6 million for the nine months ended September 30, 2001. To return to profitability, we will need to, among other things, achieve revenue growth and/or maintain operating expenses below revenue levels. We cannot be certain whether, or when, these will occur. If we fail to either achieve revenue growth and/or maintain operating expenses below revenue levels, such a failure will likely result in

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continued operating and/or net losses, which would have a material adverse effect on our financial results and condition. Furthermore, if we continue to experience losses, we may be required to take further cost-containment measures, including measures similar to those taken by us in the first-half of 2001.

DECREASES AND DELAYS IN IT SPENDING COULD CONTINUE TO NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS

    Our business depends on continued spending on IT by substantial commercial and governmental users of IT. If, as a result of general economic uncertainty or otherwise, IT users continue to reduce IT spending levels or delay their purchases of IT products and services, such as has been experienced by us during 2001, then such decreases or delays in spending could continue to reduce demand for our products and services, substantially harm our business, and have a material adverse effect on our financial condition.

WE DEPEND ON RENEWALS OF SUBSCRIPTION-BASED SERVICES, AND OUR FAILURE TO RENEW AT HISTORICAL RATES COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS

    We derived approximately 74% of our total revenues for the nine months ended September 30, 2001 from subscriptions to our Advisory Services. Advisory Service subscriptions typically have a one year term. We may not be successful in renewing the subscriptions of our customers at historical renewal rates. Our ability to renew subscriptions is subject to a number of risks, including the following:

    - We may be unsuccessful in delivering consistent, high-quality, and timely analysis and advice to our clients

    - We may not be able to hire or retain highly talented analysts in a very competitive job market

    - We may be unsuccessful in understanding and anticipating market trends and the changing needs of our clients

    - We may not be able to deliver products and services of the quality and timeliness necessary to withstand competition.

    If we are unable to successfully maintain our subscription renewal rates, such an inability could have a material adverse effect on our business, results of operations and financial condition.

WE DEPEND ON NON-RECURRING STRATEGIC CONSULTING ENGAGEMENTS, AND OUR FAILURE TO SECURE NEW ENGAGEMENTS COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS

    We derived approximately 22% of our total revenues during the nine months ended September 30, 2001 from Strategic Consulting engagements. Strategic Consulting engagements vary in number, size and scope, and typically are project-based and non-recurring. Our ability to replace completed Strategic Consulting engagements with new engagements is subject to a number of risks, including the following:

    - We may be unsuccessful in delivering consistent, high-quality and timely consulting services to our clients

    - We may not be able to hire or retain highly talented consultants in a very competitive job market

    - We may not be able to develop new business

    - We may not be able to maintain the costs of engagements within fixed fee arrangements

    - We may be unsuccessful in understanding and anticipating market trends and the changing needs of our clients

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    - The skills and competencies of our Strategic Consulting staff may not match the skills required for the fulfillment of existing or potential Strategic Consulting engagements

    - We may not be able to deliver consulting services of the quality and timeliness necessary to withstand competition.

    If we are not able to replace completed Strategic Consulting engagements with new engagements, such an inability could have a material adverse effect on our business, results of operations and financial condition.

OUR RESULTS MAY FLUCTUATE SIGNIFICANTLY ON A QUARTERLY BASIS

    Our operating results have varied significantly from quarter to quarter. We expect future operating results to fluctuate due to several factors, many of which are not in our control, including the following:

    - The disproportionately large percentage of our Advisory Services subscriptions that expire in the fourth quarter of each year

    - The level and timing of renewals of subscriptions to our Advisory Services

    - The mix of Advisory Services revenues versus Strategic Consulting and Published Research Products revenues

    - The number, size and scope of Strategic Consulting engagements in which we are engaged, the degree of completion of such engagements and our ability to match the skills of our consulting staff to consulting engagement opportunities

    - The timing and amount of new business generated by us

    - The mix of domestic versus international business

    - The timing of the development, introduction, marketing and market acceptance of new products and services

    - Accuracy of estimates of resources required to complete ongoing Strategic Consulting engagements

    - Effective use of our analysts and consultants

    - Changes in the spending patterns of our clients

    - Our ability to increase our sales to our existing customers and find new customers

    - Our ability to collect our accounts receivable

    - Changes in market demand for IT research and analysis

    - Decreases in spending on IT by substantial commercial and governmental users of IT

    - General economic uncertainty and economic slowdown in the U.S. and abroad

    - Competitive conditions in the industry.

    Due to these factors, we believe that period-to-period comparisons of operating results are not necessarily meaningful and should not be relied on as an indication of future operating results. The potential fluctuations in our operating results make it likely that, in some future quarter, our operating results will be below the expectations of securities analysts and investors, which could have a material adverse effect on the price of our common stock.

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OUR INTERNATIONAL OPERATIONS EXPOSE US TO A VARIETY OF RISKS

    Net revenues attributable to international clients represented approximately 18% of our total Advisory Services revenues for the nine months ended
September 30, 2001. We sell our products and services internationally through a network of independent sales representative organizations and wholly owned subsidiaries. We assume significantly greater risk by selling through independent sales representative organizations than through a direct employee sales force. These risks include:

    - Failure by us to find distributors for our products and services

    - The financial health of individual sales representative organizations

    - The ability of individual sales representative organizations to repay their liabilities to us

    - Developing and managing relationships with sales representative organizations and their employees

    - Integration of acquired international operations into our existing operations

    - Greater difficulty in maintaining direct client contact

    - Greater accounts receivable collection risk (to the extent we rely on the sales representative organization to invoice and collect receivables)

    - Longer accounts receivable collection cycles.


    In addition, general risks to us of international operations include:



    - Political, social, legal and economic conditions in various jurisdictions. Specifically, some countries in which we operate may experience political or social turmoil and adverse economic conditions and have adopted significant, and sometimes restrictive, political and legal policies, measures and regulatory requirements affecting commerce. These events and laws could, among other things, affect a country's currency controls, cause fluctuations in foreign currency exchange rates or result in financial difficulties for our international clients. These effects could, in turn, increase the costs of our products and services or cause some of our international clients to reduce their purchases of our products and services. In addition, effective intellectual property protection may not be available in all jurisdictions in which we offer or intend to offer our products and services.


    - Tariffs and other trade barriers

    - Potentially adverse tax consequences.

    We expect that international operations will continue to account for a significant portion of our revenues and intend to continue to expand our international operations. Expansion into new geographic territories may require considerable management and financial resources, as was the case in 2000 and 2001 to date, and may negatively impact our results of operations. If we are unable to successfully manage the risks associated with international operations, such an inability could have a material adverse effect on our business and financial results.

WE MAY FAIL TO ANTICIPATE AND ADAPT TO MARKET CHANGES

    Our success depends in part on our ability to anticipate rapidly changing technologies and market trends, and to adapt our products and services to meet the changing information and analysis needs of IT users. Frequent and often dramatic changes characterize the IT industry, including the following:

    - Introduction of new products and obsolescence of others

    - Shifting strategies and market positions of major industry participants

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    - Paradigm shifts with respect to system architectures

    - Changing objectives and expectations of IT users and vendors

    - Volatility in spending levels on IT by substantial commercial and governmental users of IT.

    This environment of rapid and continuous change presents significant challenges to our ability to provide our clients with current and timely analysis and advice on issues of importance to them. We commit substantial resources to meeting these challenges. If we fail to provide insightful timely analysis of developments and assessment of technologies and trends in a manner that meets changing market needs, such a failure could have a material and adverse effect on our business, future operating results and financial condition.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

    We need to hire, train and retain qualified employees to execute our strategy and support growth. In particular, we need trained research analysts, consultants, sales representatives, product development staff, operations staff and management. We continue to experience competition in recruiting and retaining qualified employees. The pool of experienced candidates is small, and we compete for qualified employees against many companies, including Gartner Group, that have substantially greater financial resources than we do. If we are unable to successfully hire, retain and motivate a sufficient number of qualified employees, such an inability will have a material adverse effect on our business and financial results.

WE HAVE MANY COMPETITORS, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY

    The IT research, analysis and consulting industry is extremely competitive. We compete directly with other independent providers of similar services and indirectly with the internal staffs of current and prospective client organizations. Our principal direct competitor, Gartner Group, has a substantially longer operating history and has considerably greater financial resources and market share than we do. We also compete indirectly with larger electronic and print media companies and consulting firms. Our indirect competitors, many of which have substantially greater financial, information gathering and marketing resources than we do, could choose to compete directly against us in the future.

    Our market has few barriers to entry. New competitors could easily compete against us in one or more market segments addressed by our Advisory Services or Strategic Consulting services. Our current and future competitors may develop products and services that are more effective than our products and services. Competitors may also produce their products and services at less cost and market them more effectively. If we are unable to successfully compete against existing or new competitors, such an inability will have a material adverse effect on our operating results and would likely result in pricing pressure and loss of market share.

WE MAY NOT BE ABLE TO DEVELOP OR ACQUIRE THE NEW PRODUCTS AND SERVICES THAT WE
  NEED TO REMAIN COMPETITIVE

    Our future success depends on our ability to develop or acquire new products and services that address specific industry and business sectors, changes in client requirements and technological changes in the IT industry. The process of internally researching, developing, launching and gaining client acceptance of a new product or service is inherently risky and costly. Assimilating and marketing an acquired product or service is also risky and costly. In addition, we have introduced few new products or services and have had limited experience in acquiring and integrating new products or services into our business. If we are unable to develop new products and services, such an inability will have a material adverse effect on our business, operating results and financial condition.

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OUR BUSINESS COULD BE HARMED IF WE FAIL TO MANAGE OUR GROWTH

    Since inception, our operations have changed substantially due to the expansion and growth of our business. Growth places significant demands on our management, administrative, operational and financial resources and systems. Our ability to manage growth, should it continue to occur, will require us to continue to improve our systems and to motivate and effectively manage an evolving workforce. If our management is unable to effectively manage a changing and growing business and continue to improve its systems, the quality of our services and products, our retention of key employees, our results of operations and our financial condition could be materially adversely affected.

OUR STRATEGIC INVESTMENTS EXPOSE US TO FINANCIAL RISKS

    In an effort to develop new products and services, from 1996 to 2000, we made investments in and advances to companies in parallel or synergistic industries totaling approximately $21.5 million. Such strategic investments and advances are highly risky and illiquid. Furthermore, strategic investments may distract management. In the fourth quarter of 2000 and in the third quarter of 2001, we determined that, based on estimates of future cash flows and other available market data, several of our strategic investments were impaired. Accordingly, we recorded a $2.64 million and $2.85 million impairment loss, respectively. There can be no assurance that our strategic investments will result in new product or service offerings for us or otherwise be successful. Many factors outside or our control, including general economic conditions, could impair the value of our strategic investments, requiring us to record further substantial losses related to such investments. There can be no assurances that we will be able to sell our strategic investments when needed or desired.

THE LOSS OF KEY PERSONNEL COULD AFFECT OUR ABILITY TO OPERATE OUR BUSINESS

    We rely, and will continue to rely, in large part on our key management, research, consulting, sales, product development and operations personnel. Our success partially depends on our ability to motivate and retain highly qualified employees. If Dale Kutnick (our Chairman, Chief Executive Officer and Co-Research Director) and/or other senior officers leave the company, such loss or losses could have a material adverse effect on our business.

OUR PRODUCT PRICING STRATEGY MAY LIMIT OUR POTENTIAL MARKET

    Our pricing strategy may limit the potential market for our Advisory Services and Strategic Consulting services to substantial commercial and governmental users and vendors of IT. As a result, we may be required to reduce prices for our Advisory Services and Strategic Consulting services or to introduce new products and services with lower prices to expand or maintain our market share. These actions could have a material adverse effect on our business and results of operations.

OUR BUSINESS COULD BE HARMED IF WE FAIL TO INTEGRATE RECENT ACQUISITIONS

    As part of our business strategy, we buy, or make investments in, complementary businesses, products and services. If we find a business that we wish to acquire, we may have difficulty negotiating the terms of the purchase, financing the purchase, and assimilating the employees, products and operations of the acquired business. Acquisitions may disrupt our ongoing business and distract our management. Furthermore, acquisitions of new businesses may not lead to the successful development of new products or services or, if developed, such products or services may not achieve market acceptance or prove to be profitable. A given acquisition may also have a material adverse effect on our financial condition or results of operations. In addition, we may be required to incur debt or issue equity to pay for any future acquisitions or contingent payments in connection with previously consummated acquisitions, which may be dilutive to our current stockholders and/or decrease our working capital.

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OUR CREDIT FACILITY CONTAINS RESTRICTIVE COVENANTS

    Our credit facility with our bank contains a number of covenants that, among other things, restrict our ability to incur additional indebtedness, pay dividends or other distributions, dispose of certain assets, enter into sale and leaseback transactions, create liens, make certain investments, acquisitions or mergers, and otherwise restrict corporate activities. In addition, under the credit facility, we are required to maintain specified financial covenants, including minimum levels of EBITDA, minimum leverage ratios and minimum fixed charge coverage ratios. Our ability to comply with such provisions may be affected by events beyond our control. The breach of any of these covenants could result in a default under the credit facility. In the event of any such default, the lender could elect to declare all amounts borrowed under the credit facility, together with all accrued interest, to be due and payable. Any such election would likely have a material adverse effect on our financial condition.

OUR STOCK PRICE IS VOLATILE

    The market price of our common stock has been volatile. During 2000, as reported on the Nasdaq National Market, our common stock quotations ranged from a high of $35.88 to a low of $4.25. In 2001, the market price of our common stock reached a low of $0.77 and a high of $7.00. The market price of our common stock could be subject to wide fluctuations in response to:

    - Our perceived prospects, including anticipated revenue growth

    - Variations in our operating results and our achievement of key business targets

    - Our ability to maintain operating expenses below revenue levels

    - Changes in securities analysts' recommendations or earnings estimates

    - Differences between our reported results and those expected by investors and securities analysts

    - Announcements of new service offerings by us or our competitors

    - Market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors

    - General economic or stock market conditions unrelated to our operating performance.

    In the past, following periods of volatility in the market price of their securities, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, it would result in substantial costs as well as a diversion of our management's attention and resources, and it would likely cause the market price of our common stock to fall.

OUR BUSINESS COULD BE HARMED BY POLITICAL AND SOCIAL TURMOIL

    Increasing political and social turmoil, such as terrorist and military actions, can be expected to put further pressure on economic conditions in the United States and worldwide. These political, social and economic conditions make it difficult for us and our customers to accurately forecast and plan future business activities and could have a material adverse effect on our business, financial condition and results of operations.

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                                USE OF PROCEEDS

    We will not receive any proceeds from the resale of the shares by the selling stockholders hereunder. See "Selling Stockholders" and "Plan of Distribution" below. The principal purpose of this offering is to effect an orderly disposition of the selling stockholders' shares.

                              SELLING STOCKHOLDERS


    The following table sets forth as of February 8, 2002 the name of each selling stockholder, the number of shares owned before this offering by each selling stockholder, and the maximum number of shares that each selling stockholder may offer and sell pursuant to this prospectus. The Private Placement Purchasers acquired their shares in a private placement of our common stock pursuant to the Common Stock Purchase and Sale Agreement by and among us and the Private Placement Purchasers dated as of June 15, 2001. Howard Rubin acquired his shares in our acquisition of substantially all of the assets of Rubin Systems, Inc., a company wholly-owned by Howard Rubin, pursuant to the Asset Purchase Agreement among Rubin Systems, Inc., Howard Rubin and us dated as of October 27, 2000 (the "Rubin Systems Acquisition"). An aggregate of 1,510,790 shares of common stock issued to the Private Placement Purchasers upon the closing of the private placement and an aggregate of 93,958 shares of common stock issued to Howard Rubin as partial consideration pursuant to the Rubin Systems Acquisition are being offered pursuant to this prospectus.


    In July 1998 our Board of Directors approved the META Group, Inc./JMI Long Term Incentive Compensation Plan. Participation in our long term incentive plan was limited to our key management employees. Concurrently with the adoption of our long term incentive plan, we subscribed for up to $4.0 million in limited partnership interests in the JMI Equity Side Fund, L.P., a venture capital fund managed by JMI, Inc. The fund co-invested along with other funds managed by JMI, Inc. Harry Gruner, a director of META Group, is a limited partner of JMI Equity Side Fund, L.P., a principal of JMI, Inc. and a managing member of the general partner of other funds managed by JMI, Inc. We agreed to use the realized returns, if any, on our investment in the fund to fund payouts under our long term incentive plan. Concurrently with our subscription to the fund, JMI Partners, L.P., an affiliate of the fund, became a full-service client of ours. In June 2001, we sold our limited partnership interest in the fund to affiliates of the fund and an unrelated third party for total proceeds of $3.15 million and terminated our long term incentive plan. Harry Gruner purchased approximately three percent of the fund's limited partnership interests that we sold.

    In October 1996, we entered into a development and services agreement with Rubin Systems, Inc., a company wholly-owned by Howard Rubin. Under the agreement, Rubin Systems provided, on an exclusive basis, measurement research and analysis for use in our PEMS service. In June 1998, our agreement with Rubin Systems was amended to allow us to distribute certain published research products prepared by Rubin Systems, primarily the WORLDWIDE BENCHMARK REPORT. In January 1999, Howard Rubin joined our Board of Directors. In October 2000, we acquired substantially all the assets of Rubin Systems for an initial payment of $750,000 in cash, $375,000 in common stock (36,874 shares), and the assumption of certain liabilities. In October 2000, we also hired Howard Rubin as an Executive Vice President and META Research Fellow. Pursuant to the terms of the asset purchase agreement, we are still obligated to pay a royalty to Howard Rubin on certain products and services sold by us. During the nine months ended September 30, 2001, Rubin Systems earned a contingent payment of $1.04 million in cash and $250,000 payable in 57,084 shares of our common stock. Additional contingent consideration of up to $3.2 million payable in cash and $1.875 million payable in stock may be paid to Rubin Systems through March 2004. In the event the aggregate number of shares issued in satisfaction of contingent consideration exceeds 349,526 shares, the remaining consideration will be payable in cash. The Rubin Systems Acquisition was accounted for as a purchase for financial accounting purposes.

    In March 1995, we entered into an exclusive strategic alliance agreement with First Albany Corporation, a financial services firm. The agreement provides for the distribution of our written research and analysis, in its original form or as customized and expanded by First Albany, to First Albany's financial services customers. This agreement is annually renewable by First Albany, subject to the attainment of specified minimum revenue targets. George McNamee, the Chairman and Co-Chief Executive Office of First Albany Companies, Inc., the holding company of First Albany Corporation, is a director of META Group.

    The selling stockholders may sell all, some or none of their shares, and no estimate can be made of the aggregate number or percentage of shares that each selling stockholder will own upon completion of the offering to which this prospectus relates. Accordingly, each selling stockholder has been presumed to sell all of his or its shares offered pursuant to this prospectus for purposes of calculating the "Number of shares Owned After Completion of Offering" in the table below. See "Plan of Distribution" below.

    We prepared this table based on the information supplied to us by the selling stockholders. The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their shares since the date on which the information in the table is presented. Information about the selling stockholders may change over time. Any changed information will be set forth in prospectus supplements.

    The shares offered by this prospectus may be offered from time to time by and for the respective accounts of the selling stockholders named below or by their permitted pledgees, donees, transferees, beneficiaries, distributees or successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer


    As of February 5, 2002, there were approximately 12,958,171 shares of our common stock outstanding.



                                                                        NUMBER OF           NUMBER OF
                                                    NUMBER OF        SHARES OFFERED       SHARES OWNED
                                                  SHARES OWNED         PURSUANT TO      AFTER COMPLETION
                                                 BEFORE OFFERING     THIS PROSPECTUS       OF OFFERING
                                               -------------------   ---------------   -------------------
SELLING STOCKHOLDERS                            AMOUNT    PERCENT                       AMOUNT    PERCENT
--------------------                           --------   --------                     --------   --------
First Albany Corporation(1)..................  853,924      6.6%          719,424      134,500       1%
JMI Equity Fund IV, L.P.(2)..................  505,421      3.9%          505,421            0     *
JMI Euro Equity Fund IV, L.P.(3).............  161,389      1.2%          161,389            0     *
Howard Rubin(4)..............................   94,708      *              93,958          750     *
JMI Equity Fund IV (AI), L.P.(5).............   40,024      *              40,024            0     *
Ardent Research Partners, LTD.(6)............   35,971      *              35,971            0     *
Ardent Research Partners, L.P.(7)............   35,971      *              35,971            0     *
JMI Equity Side Fund, L.P.(8)................   12,590      *              12,590            0     *


FOOTNOTES:

------------------------

*   Less than one percent.

(1) George McNamee, the Chairman and Co-Chief Executive Officer of First Albany Companies, Inc., the holding company of First Albany Corporation, is a director of META Group.


(2) Information included in this table regarding JMI Equity Fund IV, L.P. was obtained from its Amendment No. 2 to Schedule 13D filed with the Securities and Exchange Commission on or about July 13, 2001. Harry S. Gruner, Paul V. Barber, Bradford D. Woloson and Charles E. Noell are managing members of JMI Associates IV, L.L.C., the general partner of JMI Equity Fund IV, L.P.
    Mr. Gruner is a director of META Group and a principal of JMI, Inc., the management company for JMI Equity Fund IV, L.P.



(3) Information included in this table regarding JMI Euro Equity Fund IV, L.P. was obtained from its Amendment No. 2 to Schedule 13D filed with the Securities and Exchange Commission on or about July 13, 2001. Harry S. Gruner, Paul V. Barber, Bradford D. Woloson and Charles E. Noell are managing members of JMI Associates IV, L.L.C., the general partner of JMI Euro Equity Fund IV, L.P. Mr. Gruner is a director of META Group and a principal of JMI, Inc., the management company for JMI Euro Equity Fund IV, L.P.


(4) Howard Rubin is an Executive Vice President, META Research Fellow and director of META Group.


(5) Information included in this table regarding JMI Equity Fund IV (AI), L.P. was obtained from its Amendment No. 2 to Schedule 13D filed with the Securities and Exchange Commission on or about July 13, 2001. Harry S. Gruner, Paul V. Barber, Bradford D. Woloson and Charles E. Noell are managing members of JMI Associates IV, L.L.C., the general partner of JMI Equity Fund IV (AI), L.P. Mr. Gruner is a director of META Group and a principal of JMI, Inc., the management company for JMI Equity Fund IV (AI), L.P.


(6) Francis J. Saldutti, a general partner and principal of Ardent Research Partners, LTD, is a director of META Group.

(7) Francis J. Saldutti, a general partner and principal of Ardent Research Partners, L.P., is a director of META Group.


(8) Information included in this table regarding JMI Equity Side Fund L.P. was obtained from its Amendment No. 2 to Schedule 13D filed with the Securities and Exchange Commission on or about July 13, 2001. Harry Gruner, a director of META Group, is a limited partner of JMI Equity Side Fund, L.P. and a principal of JMI, Inc., the management company for JMI Equity Side Fund, L.P. Charles E. Noell is a managing member, and Paul V. Barber and Bradford
    D. Woloson are vice presidents, of JMI Side Associates, L.L.C., the general partner of JMI Equity Side Fund, L.P.


    Each of the selling stockholders represented to us, in connection with the completion of the private placement and the Rubin Systems Acquisition, that he or it was acquiring the shares from us without any present intention of effecting a distribution of those shares. In recognition of the fact that the selling stockholders may want to sell their shares when they consider appropriate, we agreed to file with the Securities and Exchange Commission a registration statement (of which this prospectus is a part) to permit the public sale of the shares by the selling stockholders from time to time.

    We will bear substantially all costs and expenses incident to the offering and sale of the shares to the public, including legal fees and disbursements of counsel, "blue sky" expenses, accounting fees and filing fees, but excluding any underwriting or brokerage commissions or similar charges. See "Plan of Distribution" below. The Common Stock Purchase and Sale Agreement by and among us and the Private Placement Purchasers dated as of June 15, 2001 provides generally that we will indemnify the selling stockholders for any losses incurred by them in connection with actions arising from any untrue statement of a material fact in the registration statement relating to the shares or any omission of a material fact required to be stated therein, unless such statement or omission was made in reliance upon information furnished to us by the selling stockholder or corrected in an amended prospectus not delivered by the seller of such shares to the person asserting any such loss. Similarly, the Common Stock Purchase and Sale Agreement provides generally that each selling stockholder will indemnify us and our officers and directors for any losses incurred by them in connection with any action arising from any untrue statement of material fact in the registration statement relating to the shares or any omission of a material fact required to be stated therein, if such statement or omission was made in reliance on written information furnished to us by such selling stockholder. The indemnification obligation under the Common Stock Purchase and Sale Agreement of each selling stockholder is limited to the net proceeds received by each seller from the sale of its shares offered in this prospectus. In addition, a covenant in the Asset Purchase Agreement among Rubin
Systems, Inc., Howard Rubin and us dated as of October 27, 2000 requires that we register the shares issued to Rubin Systems, Inc. pursuant to the acquisition. Generally, if a party to the Asset Purchase Agreement breaches certain representations, warranties or covenants contained in that agreement, then, to the extent the aggregate of any and all claims arising out of all breaches by the breaching party exceeds $25,000, the breaching party will indemnify the non-breaching party for any losses the non-breaching party may suffer as a result of such breach.

                              PLAN OF DISTRIBUTION

    The shares offered hereby may be sold from time to time by the selling stockholders for their own accounts. We will receive none of the proceeds from this offering. We will bear substantially all costs and expenses incident to the offering and sale of the shares to the public, including legal fees and disbursements of counsel, "blue sky" expenses, accounting fees and filing fees, but excluding any underwriting or brokerage commissions or similar charges.

    Resale of the shares by the selling stockholders are not subject to any underwriting agreement. The shares covered by this prospectus may be sold by the selling stockholders or by their permitted pledgees, donees, transferees, beneficiaries, distributees or successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. In addition, certain of the selling stockholders are corporations or partnerships which may, in the future, distribute their shares to their stockholders or partners, respectively. Those shares may later be sold by those stockholders or partners. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares offered by each selling stockholder may be sold from time to time:

    - at market prices prevailing at the time of sale,

    - at prices relating to such prevailing market prices, or

    - at negotiated prices.

    Such sales may be effected in the over-the-counter market, on the Nasdaq National Market, or on any exchange on which the shares may then be listed. The shares may be sold by one or more of the following:

    - one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the selling stockholders as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    - in negotiated transactions; and

    - through other means.

    There is no assurance that any of the selling stockholders will sell any or all of the shares offered by them. The selling stockholders may effect such transactions by selling shares through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares, or at private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with the selling stockholders in the distribution of the shares may be deemed to be underwriters, and any commissions received by them and any profit on the resale of the shares positioned by them might be deemed to be underwriting compensation, within the meaning of the Securities Act of 1933, in connection with such sales. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

    In connection with sales of their common stock and if permitted by law, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholders may also sell the common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock.


    With respect to the shares issued to the Private Placement Purchasers, we have agreed to keep the registration statement, of which this prospectus forms a part, effective until the earliest of (i) June 28, 2003, (ii) the date on which all shares offered in this prospectus by the Private Placement Purchasers have been sold, or (iii) the date on which all such shares are able to be sold without limitation pursuant to Rule 144(k) under the Securities Act of 1933, as amended. With respect to the shares issued to Mr. Rubin pursuant to the Rubin Systems Acquisition, we currently intend to keep the registration statement of which this prospectus forms a part effective until the date on which all shares offered by Mr. Rubin in this prospectus have been sold. Pursuant to the terms of the Common Stock Purchase and Sale Agreement by and among us and the Private Placement Purchasers dated as of June 15, 2001 and the Asset Purchase Agreement among Rubin Systems, Inc., Howard Rubin and us dated as of October 27, 2000, we may, upon notice to the selling stockholders in writing of the existence of certain potential material events, suspend the rights of the selling stockholders to resell their shares pursuant to this prospectus until such time as the potential material events have either been disclosed to the public or no longer constitute potential material events.


    We will inform the selling stockholders that the antimanipulation rules under the Securities Exchange Act of 1934 (Regulation M-Rule 102) may apply to sales in the market and will furnish the selling stockholders upon request with a copy of these rules. We will also inform the selling stockholders of the need for delivery of copies of this prospectus.

    Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exists an exemption from the registration or qualification requirements and that the exemption has been complied with.

    Any shares covered by the prospectus that qualify for resale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

    Our common stock is quoted on the Nasdaq National Market under the symbol "METG." Mellon Investor Services, LLC, East Hartford, CT, is the transfer agent for shares of our common stock.

                                 LEGAL MATTERS

    The legality of the shares is being passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated into this prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the public reference room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the Securities and Exchange Commission. Our common stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning us may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Securities and Exchange Commission at the address listed above or from the Securities and Exchange Commission's Internet site (http://www.sec.gov).

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares of common stock covered by this prospectus:

    1. Our Annual Report on Form 10-K for the year ended December 31, 2000, which contains audited financial statements for each of the three years in the period ended December 31, 2000 (File No. 0-27280);

    2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 (File No. 0-27280);

    3. Our Current Reports on Form 8-K filed March 9, 2001, April 10, 2001, June 20, 2001 and September 25, 2001 (File No. 0-27280);

    4. All of our filings pursuant to the Securities Exchange Act of 1934 after the date of filing the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement of which this prospectus forms a part; and

    5. The section entitled "Description of Registrant's Securities to be Registered" contained in our Registration Statement on Form 8-A filed on November 24, 1995 pursuant to Section 12(g) of the Securities Exchange Act of 1934 and incorporating by reference the information contained in our Registration Statement on Form S-1, SEC File No. 33-97848, as amended.


    This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information incorporated by reference, provided in this prospectus or any supplement or that we have referred you to. We have authorized no one to provide you with different information. However, you should realize that the affairs of META Group may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.


    We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to META Group, Inc., Attention: John A. Piontkowski, Chief Financial Officer, 208 Harbor Drive, Stamford, Connecticut 06912-0061, telephone number (203) 973-6995.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OF THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF.


                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                       --------
META Group, Inc......................      2
Risk Factors.........................      2
Use of Proceeds......................      9
Selling Stockholders.................      9
Plan of Distribution.................     12
Legal Matters........................     13
Experts..............................     13
Where You Can Find More Information..     13
Incorporation of Certain Information
  by Reference.......................     14

                                1,604,748 SHARES

                                META GROUP, INC.

                                  COMMON STOCK

                          ---------------------------

                                   PROSPECTUS


                               FEBRUARY   , 2002


                      ------------------------------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Estimated expenses payable in connection with the sale of the common stock offered hereby are as follows:


SEC Registration fee........................................  $            882.13
Nasdaq Additional Listing fee...............................  $         16,047.48
Legal fees and expenses.....................................               40,000
Accounting fees and expenses................................               16,000
                                                              -------------------
      Total.................................................  $         72,929.61


    META Group, Inc. (the "Company") will bear all expenses shown above. All amounts other than the SEC Registration fee and the Nasdaq Additional Listing fee are estimated solely for the purpose of this offering.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Certificate of Incorporation contains certain provisions permitted under the Delaware General Corporation Law (the "DGCL") relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Company's Certificate of Incorporation also contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

    Directors and officers of the Company are also insured up to an aggregate of $7.5 million under a directors' and officers' liability insurance policy.

    Reference is hereby made to Section 4(h)(ii) of the Common Stock Purchase and Sale Agreement by and among META Group, Inc. and the Private Placement Purchasers dated as of June 15, 2001, filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q filed on August 14, 2001, for a description of indemnification arrangements among the Company and the Private Placement Purchasers, pursuant to which the Private Placement Purchasers are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Additionally, reference is hereby made to Section 8 of the Asset Purchase Agreement among Rubin
Systems, Inc., Howard Rubin and the Company dated as of October 27, 2000, filed as Exhibit 10.24 to the Company's Annual Report on Form 10-K filed on April 2, 2001, for a description of indemnification arrangements among the Company, Rubin Systems, Inc. and Howard Rubin, pursuant to which Rubin Systems, Inc. and Howard Rubin are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities. Howard Rubin is a director and officer of the Company, and Rubin Systems, Inc. is wholly-owned by Howard Rubin.

ITEM 16. EXHIBITS.


EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
-----------             ------------------------------------------------------------
        4.1(1)          Specimen Certificate Representing shares of common stock,
                          $.01 par value per share, of META Group, Inc.

        4.2(1)          Amended and Restated Certificate of Incorporation of META
                          Group, Inc.

        4.3(1)          Amended and Restated Bylaws of META Group, Inc.

        4.4(2)          Asset Purchase Agreement among Rubin Systems, Inc., Howard
                          Rubin and META Group, Inc. dated as of October 27, 2000.

        4.5(3)          Common Stock Purchase and Sale Agreement by and among META
                          Group, Inc. and the purchasers listed on the signature
                          pages thereto dated as of June 15, 2001.

        5.1(4)          Opinion of Testa, Hurwitz & Thibeault, LLP.

       23.1(4)          Consent of Testa, Hurwitz & Thibeault, LLP (contained in
                          Exhibit 5.1).

       23.2(*)          Consent of Deloitte & Touche LLP.

       24.1(4)          Powers of Attorney.

       99.1(2)          Employment and Management Agreement between META
                          Group, Inc. and Howard Rubin dated as of October 27, 2000.


------------------------

(1) Incorporated herein by reference to the exhibits to META Group, Inc.'s Registration Statement on Form S-1 (File No. 33-97848).

(2) Incorporated herein by reference to the exhibits to META Group, Inc.'s Annual Report on Form 10-K dated April 2, 2001 (File No. 000-27280).

(3) Incorporated herein by reference to Exhibit 4.1 to META Group, Inc.'s Quarterly Report on Form 10-Q dated August 14, 2001 (File No. 000-27280).


(4) Previously filed.


(*) Filed herewith.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to
       Rule 424(b) if, in the aggregate,
       the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

        (3) to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant, META Group, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 8th day of February, 2002.


                                                       META GROUP, INC.

                                                       By:  /s/ JOHN A. PIONTKOWSKI
                                                            -----------------------------------------
                                                            John A. Piontkowski
                                                            SENIOR VICE PRESIDENT-FINANCE, CHIEF
                                                            FINANCIAL OFFICER, TREASURER AND SECRETARY

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                                 TITLE(S)                          DATE
              ---------                                 --------                          ----
             *                         Chairman, Chief Executive Officer and
----------------------------             Co-Research Director (Principal Executive  February 8, 2002
Dale Kutnick                             Officer)

                                       Senior Vice President- Finance, Chief
/s/ JOHN A. PIONTKOWSKI                  Financial Officer, Treasurer and
----------------------------             Secretary (Principal Financial and         February 8, 2002
John A. Piontkowski                      Accounting Officer)

             *
----------------------------           Director                                     February 8, 2002
Gayl W. Doster

             *
----------------------------           Director                                     February 8, 2002
Harry S. Gruner

             *
----------------------------           Director                                     February 8, 2002
George C. McNamee

             *
----------------------------           Director                                     February 8, 2002
Howard Rubin

              SIGNATURE                                 TITLE(S)                          DATE
              ---------                                 --------                          ----
             *
----------------------------           Director                                     February 8, 2002
Francis Saldutti

             *
----------------------------           Director                                     February 8, 2002
Michael Simmons



*By:                  /s/ JOHN PIONTKOWSKI
             --------------------------------------
                        John Piontkowski
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
-----------             ------------------------------------------------------------
        4.1(1)          Specimen Certificate Representing shares of common stock,
                          $.01 par value per share, of META Group, Inc.

        4.2(1)          Amended and Restated Certificate of Incorporation of META
                          Group, Inc.

        4.3(1)          Amended and Restated Bylaws of META Group, Inc.

        4.4(2)          Asset Purchase Agreement among Rubin Systems, Inc., Howard
                          Rubin and META Group, Inc. dated as of October 27, 2000.

        4.5(3)          Common Stock Purchase and Sale Agreement by and among META
                          Group, Inc. and the purchasers listed on the signature
                          pages thereto dated as of June 15, 2001.

        5.1(4)          Opinion of Testa, Hurwitz & Thibeault, LLP.

       23.1(4)          Consent of Testa, Hurwitz & Thibeault, LLP (contained in
                          Exhibit 5.1).

       23.2(*)          Consent of Deloitte & Touche LLP.

       24.1(4)          Powers of Attorney.

       99.1(2)          Employment and Management Agreement between META
                          Group, Inc. and Howard Rubin dated as of October 27, 2000.


------------------------

(1) Incorporated herein by reference to the exhibits to META Group, Inc.'s Registration Statement on Form S-1 (File No. 33-97848).

(2) Incorporated herein by reference to the exhibits to META Group, Inc.'s Annual Report on Form 10-K dated April 2, 2001 (File No. 000-27280).

(3) Incorporated herein by reference to Exhibit 4.1 to META Group, Inc.'s Quarterly Report on Form 10-Q dated August 14, 2001 (File No. 000-27280).


(4) Previously filed.


(*) Filed herewith.